Columbia Financial, Inc. Announces Financial Results
for the Third Quarter Ended September 30, 2024

Fair Lawn, New Jersey (October 24, 2024): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia"), reported net income of $6.2 million, or $0.06 per basic and diluted share, for the quarter ended September 30, 2024, as compared to $9.1 million, or $0.09 per basic and diluted share, for the quarter ended September 30, 2023. The income for the quarter ended September 30, 2024 reflected lower net interest income, mainly due to an increase in interest expense, and higher provision for credit losses, partially offset by higher non-interest income and lower income tax expense.
For the nine months ended September 30, 2024, the Company reported net income of $9.6 million, or $0.09 per basic and diluted share, as compared to $29.5 million, or $0.29 per basic and diluted share, for the nine months ended September 30, 2023. Earnings for the nine months ended September 30, 2024 reflected lower net interest income, mainly due to an increase in interest expense, and higher provision for credit losses, partially offset by higher non-interest income and lower income tax expense. Non-interest income for the 2023 period included a $10.8 million loss on securities transactions.
Mr. Thomas J. Kemly, President and Chief Executive Officer commented: “The third quarter earnings have been challenged by continuing pressure on funding costs. Our net interest margin, which has increased 9 basis points since the first quarter of 2024, and our expense management, we believe, will contribute to improved earnings on a go forward basis. The Company's balance sheet and capital remain strong. We successfully closed the merger and performed the system conversion of Freehold Bank into Columbia Bank in October 2024. This was the final step of our fourth completed merger over the last five years."
Results of Operations for the Three Months Ended September 30, 2024 and September 30, 2023
Net income of $6.2 million was recorded for the quarter ended September 30, 2024, a decrease of $2.9 million, or 32.3%, compared to $9.1 million for the quarter ended September 30, 2023. The decrease in net income was primarily attributable to a $3.2 million decrease in net interest income, and a $1.7 million increase in provision for credit losses, partially offset by a $376,000 increase in non-interest income, and a $1.6 million decrease in income tax expense.
Net interest income was $45.3 million for the quarter ended September 30, 2024, a decrease of $3.2 million, or 6.7%, from $48.5 million for the quarter ended September 30, 2023. The decrease in net interest income was primarily attributable to a $20.7 million increase in interest expense on deposits and borrowings, partially offset by a $17.5 million increase in interest income. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields due to market interest rate increases that occurred throughout 2023, and adjustable rate securities and loans tied to various indexes that repriced higher in the 2024 period. The 50 basis point decrease in market rates in September 2024 did not significantly impact the 2024 period results. The increase in interest expense on deposits was driven by the 2023 rate increases and an increase in the average balance of interest-bearing deposits, coupled with the continued intense competition for deposits in the market and the repricing of existing deposits into higher cost products. The increase in interest expense on borrowings was also impacted by an increase in the average balance of borrowings and the increase in interest rates for new borrowings. Prepayment penalties, which are included in interest income on loans, totaled $171,000 for the quarter ended September 30, 2024, compared to $83,000 for the quarter ended September 30, 2023.
The average yield on loans for the quarter ended September 30, 2024 increased 53 basis points to 5.00%, as compared to 4.47% for the quarter ended September 30, 2023, as interest income was influenced by rising interest rates and the average balance of loans. The average yield on securities for the quarter ended September 30, 2024 increased 53 basis points to 2.90%, as compared to 2.37% for the quarter ended September 30, 2023, as new securities purchased during the 2024 period were at higher rates. The average yield on other interest-earning assets for the quarter ended September 30, 2024 increased 81 basis points to 6.72%, as compared to 5.91% for the quarter ended September 30, 2023, due to the rise in average balances and interest rates paid on cash balances and an increase in the dividend rate paid on Federal Home Loan Bank stock.
Total interest expense was $70.6 million for the quarter ended September 30, 2024, an increase of $20.7 million, or 41.6%, from $49.9 million for the quarter ended September 30, 2023. The increase in interest expense was primarily attributable to a 90 basis point increase in the average cost of interest-bearing deposits, coupled with an increase in the average balance of interest-

bearing deposits, along with a 17 basis point increase in the average cost of borrowings, coupled with an increase in the average balance of borrowings. Interest expense on deposits increased $16.3 million, or 45.3%, and interest expense on borrowings increased $4.5 million, or 31.9%.
The Company's net interest margin for the quarter ended September 30, 2024 decreased 22 basis points to 1.84%, when compared to 2.06% for the quarter ended September 30, 2023. The weighted average yield on interest-earning assets increased 53 basis points to 4.70% for the quarter ended September 30, 2024, as compared to 4.17% for the quarter ended September 30, 2023. The average cost of interest-bearing liabilities increased 82 basis points to 3.52% for the quarter ended September 30, 2024, as compared to 2.70% for the quarter ended September 30, 2023. The increase in yields for the quarter ended September 30, 2024 was due to the impact of market interest rate increases in 2023. The net interest margin decreased for the quarter ended September 30, 2024, as the increase in the average cost of interest-bearing liabilities outweighed the increase in the average yield on interest-earning assets. The Company's net interest margin for the quarter ended September 30, 2024 when compared to the quarter ended March 31, 2024 increased 9 basis points from 1.75% to 1.84%.
The provision for credit losses for the quarter ended September 30, 2024 was $4.1 million, an increase of $1.7 million, from $2.4 million for the quarter ended September 30, 2023. The increase in provision for credit losses during the quarter was primarily attributable to net charge-offs totaling $2.7 million and an increase in the loan performance qualitative factors.
Non-interest income was $9.0 million for the quarter ended September 30, 2024, an increase of $376,000, from $8.6 million for the quarter ended September 30, 2023. The increase was primarily attributable to an increase of $347,000 in demand deposit account fees, mainly related to commercial account treasury services.
Non-interest expense was $42.8 million for the quarter ended September 30, 2024, a decrease of $76,000, from $42.9 million for the quarter ended September 30, 2023. The decrease was primarily attributable to a decrease in compensation and employee benefits expense of $1.0 million, partially offset by an increase in data processing fees of $666,000, and federal deposit insurance premiums of $317,000. The decrease in compensation and employee benefits expense was the result of workforce reduction and lower incentive compensation related to employee cost cutting strategies implemented during 2023 and 2024. Data processing and software expenses increased due to costs related to cybersecurity and technology enhancements, and federal deposit insurance premiums increased due to the 2024 quarter including an increase in a one-time special assessment charge.
Income tax expense was $1.1 million for the quarter ended September 30, 2024, a decrease of $1.6 million, as compared to income tax expense of $2.7 million for the quarter ended September 30, 2023, mainly due to a decrease in pre-tax income. The Company's effective tax rate was 15.5% and 22.9% for the quarters ended September 30, 2024 and 2023, respectively. The effective tax rate for the 2024 quarter was primarily impacted by permanent income tax differences.
Results of Operations for the Nine Months Ended September 30, 2024 and September 30, 2023
Net income of $9.6 million was recorded for the nine months ended September 30, 2024, a decrease of $19.9 million, or 67.6%, compared to $29.5 million for the nine months ended September 30, 2023. The decrease in net income was primarily attributable to a $29.0 million decrease in net interest income and a $7.9 million increase in provision for credit losses, partially offset by a $9.5 million increase in non-interest income and a $7.8 million decrease in income tax expense.
Net interest income was $131.6 million for the nine months ended September 30, 2024, a decrease of $29.0 million, or 18.1%, from $160.5 million for the nine months ended September 30, 2023. The decrease in net interest income was primarily attributable to a $79.4 million increase in interest expense on deposits and borrowings, partially offset by a $50.4 million increase in interest income. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields due to market interest rate increases that occurred throughout 2023, and adjustable rate securities and loans tied to various indexes that repriced higher in the 2024 period. The 50 basis point decrease in market rates in September 2024 did not significantly impact the 2024 period results. The increase in interest expense on deposits was driven by the 2023 rate increases and an increase in the average balance of interest-bearing deposits, coupled with the continued intense competition for deposits in the market and the repricing of existing deposits into higher cost products. The increase in interest expense on borrowings was also impacted by an increase in the average balance of borrowings and the increase in interest rates for new borrowings. Prepayment penalties, which are included in interest income on loans, totaled $875,000 for the nine months ended September 30, 2024, compared to $339,000 for the nine months ended September 30, 2023.
The average yield on loans for the nine months ended September 30, 2024 increased 55 basis points to 4.91%, as compared to 4.36% for the nine months ended September 30, 2023, as interest income was influenced by higher interest rates and loan growth. The average yield on securities for the nine months ended September 30, 2024 increased 40 basis points to 2.82%, as compared to 2.42% for the nine months ended September 30, 2023, as a number of adjustable rate securities tied to various indexes repriced higher during the nine months, and new securities purchased during the 2024 period were at higher yields. The average yield on other interest-earning assets for the nine months ended September 30, 2024 increased 90 basis points to 6.35%, as compared to 5.45% for the nine months ended September 30, 2023, due to the rise in average balances and interest rates paid on cash balances and an increase in the dividend rate paid on Federal Home Loan Bank stock.
Total interest expense was $206.2 million for the nine months ended September 30, 2024, an increase of $79.4 million, 62.5%, from $126.9 million for the nine months ended September 30, 2023. The increase in interest expense was primarily attributable to a 134 basis point increase in the average cost of interest-bearing deposits, coupled with an increase in the average balance of interest-bearing deposits, along with a 25 basis point increase in the average cost of borrowings, and an increase in the average balance of borrowings. Interest expense on deposits increased $68.7 million, or 84.1%, and interest expense on borrowings increased $10.6 million, or 23.6%.
The Company's net interest margin for the nine months ended September 30, 2024 decreased 47 basis points to 1.80%, when compared to 2.27% for the nine months ended September 30, 2023. The weighted average yield on interest-earning assets increased 55 basis points to 4.61% for the nine months ended September 30, 2024, as compared to 4.06% for the nine months ended September 30, 2023. The average cost of interest-bearing liabilities increased 118 basis points to 3.47% for the nine months ended September 30, 2024, as compared to 2.29% for the nine months ended September 30, 2023. The increase in yields for the nine months ended September 30, 2024 was due to the impact of market interest rate increases between periods. The net interest margin decreased for the nine months ended September 30, 2024, as the increase in the average cost of interest-bearing liabilities outweighed the increase in the average yield on interest-earning assets.
The provision for credit losses for the nine months ended September 30, 2024 was $11.6 million, an increase of $7.9 million, from $3.6 million for the nine months ended September 30, 2023. The increase in provision for credit losses was primarily attributable to net charge-offs totaling $8.2 million and an increase in the loan performance qualitative factors.
Non-interest income was $25.6 million for the nine months ended September 30, 2024, an increase of $9.5 million, from $16.1 million for the nine months ended September 30, 2023. The increase was primarily attributable to a decrease in the loss on securities transactions of $9.6 million.
Non-interest expense was $134.7 million for the nine months ended September 30, 2024, an increase of $321,000, from $134.4 million for the nine months ended September 30, 2023. The increase was primarily attributable to an increase in federal deposit insurance premiums of $2.1 million, due to the 2024 period including an increase in a one-time special assessment charge. In addition, there was an increase in professional fees of $4.9 million, an increase in data processing and software expenses of $1.1 million, an increase in merger-related expense of $457,000, and an increase in other non-interest expense of $1.2 million, partially offset by a decrease in compensation and employee benefits expense of $9.5 million. Professional fees included an increase in legal, regulatory and compliance-related costs while data processing and software expenses increased due to costs related to cybersecurity and technology enhancements. The decrease in compensation and employee benefits expense was the result of workforce reduction and lower incentive compensation related to employee cost cutting strategies implemented during 2023 and 2024.
Income tax expense was $1.3 million for the nine months ended September 30, 2024, a decrease of $7.8 million, as compared to income tax expense of $9.1 million for the nine months ended September 30, 2023, mainly due to a decrease in pre-tax income. The Company's effective tax rate was 11.8% and 23.6% for the nine months ended September 30, 2024 and 2023, respectively. The effective tax rate for the 2024 period was also impacted by permanent income tax differences.

Balance Sheet Summary

Total assets increased $40.9 million, or 0.4%, to $10.7 billion at September 30, 2024 as compared to $10.6 billion at December 31, 2023. The increase in total assets was primarily attributable to an increase in debt securities available for sale of $178.9 million, and an increase in other assets of $21.3 million, partially offset by a decrease in cash and cash equivalents of $139.7 million, and a decrease in loans receivable, net, of $20.7 million.
Cash and cash equivalents decreased $139.7 million, or 33.0%, to $283.5 million at September 30, 2024 from $423.2 million at December 31, 2023. The decrease was primarily attributable to purchases of securities of $283.5 million and repurchases of common stock under our stock repurchase program of $5.9 million, partially offset by proceeds from principal repayments on securities of $119.3 million, and repayments on loans receivable.
Debt securities available for sale increased $178.9 million, or 16.4%, to $1.3 billion at September 30, 2024 from $1.1 billion at December 31, 2023. The increase was attributable to the purchases of debt securities available for sale of $266.9 million, consisting primarily of U.S. government obligations and mortgage-backed securities, and a decrease in gross unrealized losses on securities of $34.3 million, partially offset by repayments on securities of $107.8 million, maturities of securities of $10.0 million, and the sale of one corporate debt security with a carrying value of $4.8 million, resulting in a loss of $1.3 million.
Loans receivable, net, decreased $20.7 million, or 0.3%, with a balance of $7.8 billion at both September 30, 2024 and December 31, 2023. One-to-four family real estate loans, multifamily loans, commercial real estate loans, and home equity loans and advances decreased $55.6 million, $10.2 million, $64.3 million, and $5.6 million, respectively, partially offset by increases in construction loans of $67.3 million and commercial business loans of $53.4 million. The allowance for credit losses for loans increased $3.4 million to $58.5 million at September 30, 2024 from $55.1 million at December 31, 2023.
Other assets increased $21.3 million or 6.9%, to $329.7 million at September 30, 2024 compared to $308.4 million at December 31, 2023, primarily due to a $10.4 million increase in the Company's pension plan balance, as the return on plan assets outpaced the growth in the plan's obligations and a $12.6 million increase in the Company's collateral posting with certain of its derivative counterparties.
Total liabilities increased $2.1 million, or 0.02%, totaling $9.6 billion at both September 30, 2024 and December 31, 2023. The increase was primarily attributable to an increase in total deposits of $111.5 million, or 1.4%, partially offset by a decrease in borrowings of $108.1 million, or 7.1%. The increase in total deposits primarily consisted of an increase in certificates of deposit and interest-bearing demand deposits of $195.7 million, and $13.8 million, respectively, partially offset by decreases in non-interest-bearing demand deposits, money market accounts, and savings and club accounts of $31.2 million, $16.3 million, and $50.5 million, respectively. The Bank has priced select certificates of deposit accounts very competitively to the market to attract new customers. The $108.1 million decrease in borrowings was primarily driven by a net decrease in short-term borrowings of $167.8 million and repayments of $175.5 million in maturing long-term borrowings, partially offset by an increase in long-term borrowings of $235.2 million.
Total stockholders’ equity increased $38.8 million, or 3.7%, to $1.1 billion at September 30, 2024 as compared to $1.0 billion at December 31, 2023. The increase in total stockholders' equity was primarily attributable to net income of $9.6 million, a $5.5 million increase in stock based compensation and an increase of $27.7 million in other comprehensive income, which includes changes in unrealized losses on debt securities available for sale and unrealized gains on swap contracts, net of taxes, included in other comprehensive income. These increases were partially offset by the repurchase of 365,116 shares of common stock at a cost of approximately $5.9 million, or $16.14 per share, under our stock repurchase program. Repurchases have been paused in order to retain capital.
Asset Quality
The Company's non-performing loans at September 30, 2024 totaled $28.0 million, or 0.36% of total gross loans, as compared to $12.6 million, or 0.16% of total gross loans, at December 31, 2023. The $15.4 million increase in non-performing loans was primarily attributable to an increase in non-performing one-to-four family real estate loans of $4.2 million, an increase in non-performing commercial real estate loans of $6.7 million, and an increase in non-performing commercial business loans of $4.5 million. One borrower with an outstanding $5.7 million commercial real estate loan and a related $3.5 million commercial business loan was placed on non-accrual status, representing approximately 60% of the increase in non-performing loans during the 2024 period. This borrower is a healthcare facility that was acquired by another healthcare provider in 2024. The acquiring entity has strong cash flow, has guaranteed the commercial business loan and has provided cash collateral. The Company has the first lien on the healthcare facility which has a 2024 appraised value of approximately $18.5 million along with additional collateral. One commercial real estate loan for $2.0 million secured by a medical condominium was transferred to other real estate owned in May 2024, and a related commercial business loan to the same borrower for $54,000 was charged-off during the nine months ended September 30, 2024.
The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 17 non-performing loans at December 31, 2023 to 27 loans at September 30, 2024. Non-performing assets as a percentage of total assets totaled 0.28% and 0.12% at September 30, 2024 and December 31, 2023, respectively.
For the quarter ended September 30, 2024, net charge-offs totaled $2.7 million, as compared to $1.7 million in net charge-offs recorded for the quarter ended September 30, 2023. For the nine months ended September 30, 2024, net charge-offs totaled $8.2 million, as compared to $2.3 million in net charge-offs recorded for the nine months ended September 30, 2023. Net charge-offs recorded for the nine months ended September 30, 2024 included charge-offs related to 15 commercial business loans totaling $7.7 million. The majority of these loans have continued making monthly payments, and management expects additional recoveries from these borrowers on a go forward basis.
The Company's allowance for credit losses on loans was $58.5 million, or 0.75% of total gross loans, at September 30, 2024, compared to $55.1 million, or 0.70% of total gross loans, at December 31, 2023.

Additional Liquidity, Loan, and Deposit Information

The Company services a diverse retail and commercial deposit base through its 68 branches. With approximately 215,000 accounts, the average deposit account balance was approximately $37,000 at September 30, 2024.

Deposit balances are summarized as follows:

	At September 30, 2024		At June 30, 2024
	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Dollars in thousands)

Non-interest-bearing demand	$1,406,152	—%	$1,405,441	—%
Interest-bearing demand	1,980,298	2.41	1,904,483	2.37
Money market accounts	1,239,204	2.92	1,246,663	3.17
Savings and club deposits	649,858	0.79	673,031	0.83
Certificates of deposit	2,682,547	4.45	2,551,929	4.34
Total deposits	$7,958,059	2.62%	$7,781,547	2.56%

The Company continues to maintain strong liquidity and capital positions. The Company had no outstanding borrowings from the Federal Reserve Discount Window at September 30, 2024. As of September 30, 2024, the Company had immediate access to approximately $2.6 billion of funding, with additional unpledged loan collateral in excess of $1.8 billion.

At September 30, 2024, the Company's non-performing commercial real estate loans totaled $9.4 million, or 0.12%, of the total loans receivable loan portfolio balance.

The following table presents multifamily real estate, owner occupied commercial real estate, and the components of investor owned commercial real estate loans included in the real estate loan portfolio.

	At September 30, 2024
	(Dollars in thousands)
	Balance	% of Gross Loans	Weighted Average Loan to Value Ratio	Weighted Average Debt Service Coverage
Multifamily Real Estate	$1,399,000	17.8%	61.0%	1.62x

Owner Occupied Commercial Real Estate	$683,523	8.7%	53.6%	2.10x

Investor Owned Commercial Real Estate:
Retail / Shopping centers	$484,121	6.2%	51.7%	1.59x
Mixed Use	211,853	2.7	58.1	1.61
Industrial / Warehouse	389,470	5.0	54.9	1.70
Non-Medical Office	197,768	2.5	54.2	1.64
Medical Office	126,947	1.6	57.9	1.50
Single Purpose	94,497	1.2	54.5	3.23
Other	124,580	1.6	52.0	1.67
Total	$1,629,236	20.7%	54.3%	1.72x

Total Multifamily and Commercial Real Estate Loans	$3,711,759	47.2%	56.7%	1.75x

As of September 30, 2024, the Company had less than $1.0 million in loan exposure to office or rent stabilized multifamily loans in New York City.

About Columbia Financial, Inc.
The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 68 full-service banking offices and offers traditional financial services to consumers and businesses in its market area.

Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; the impact of legal, judicial and regulatory proceedings or investigations, competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of acts of terrorism, war or pandemics,, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; cyber-attacks, computer viruses and other technological risks that may breach the security of our systems and allow unauthorized access to confidential information; the inability of third party service providers to perform; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits and effectively manage liquidity; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.
Non-GAAP Financial Measures
Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	September 30,	December 31,
	2024	2023
Assets	(Unaudited)
Cash and due from banks	$283,391	$423,140
Short-term investments	110	109
Total cash and cash equivalents	283,501	423,249

Debt securities available for sale, at fair value	1,272,464	1,093,557
Debt securities held to maturity, at amortized cost (fair value of $367,559, and $357,177 at September 30, 2024 and December 31, 2023, respectively)	401,331	401,154
Equity securities, at fair value	4,504	4,079
Federal Home Loan Bank stock	75,847	81,022

Loans receivable	7,857,190	7,874,537
Less: allowance for credit losses	58,495	55,096
Loans receivable, net	7,798,695	7,819,441

Accrued interest receivable	41,659	39,345
Office properties and equipment, net	82,248	83,577
Bank-owned life insurance	272,970	268,362
Goodwill and intangible assets	121,569	123,350
Other real estate owned	1,974	—
Other assets	329,741	308,432
Total assets	$10,686,503	$10,645,568

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$7,958,059	$7,846,556
Borrowings	1,420,640	1,528,695
Advance payments by borrowers for taxes and insurance	42,793	43,509
Accrued expenses and other liabilities	185,861	186,473
Total liabilities	9,607,353	9,605,233

Stockholders' equity:
Total stockholders' equity	1,079,150	1,040,335
Total liabilities and stockholders' equity	$10,686,503	$10,645,568

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$97,863	$87,548	$286,064	$252,026
Debt securities available for sale and equity securities	9,592	6,147	26,618	21,043
Debt securities held to maturity	2,616	2,434	7,487	7,338
Federal funds and interest-earning deposits	3,850	747	11,872	3,360
Federal Home Loan Bank stock dividends	1,966	1,529	5,759	3,661
Total interest income	115,887	98,405	337,800	287,428
Interest expense:
Deposits	52,196	35,918	150,440	81,733
Borrowings	18,416	13,965	55,805	45,158
Total interest expense	70,612	49,883	206,245	126,891

Net interest income	45,275	48,522	131,555	160,537

Provision for credit losses	4,103	2,379	11,575	3,632

Net interest income after provision for credit losses	41,172	46,143	119,980	156,905

Non-interest income:
Demand deposit account fees	1,695	1,348	4,698	3,815
Bank-owned life insurance	1,669	2,014	5,253	5,670
Title insurance fees	688	629	1,935	1,840
Loan fees and service charges	951	969	3,290	3,366
Loss on securities transactions	—	—	(1,256)	(10,847)
Change in fair value of equity securities	(27)	(81)	425	249
Gain on sale of loans	459	397	825	1,060
Other non-interest income	3,543	3,326	10,440	10,977
Total non-interest income	8,978	8,602	25,610	16,130

Non-interest expense:
Compensation and employee benefits	27,738	28,765	82,910	92,383
Occupancy	5,594	5,845	17,621	17,337
Federal deposit insurance premiums	1,518	1,201	5,752	3,624
Advertising	766	834	2,053	2,307
Professional fees	2,454	2,490	11,597	6,741
Data processing and software expenses	4,125	3,459	12,006	10,885
Merger-related expenses	23	14	737	280
Other non-interest expense, net	616	302	2,063	861
Total non-interest expense	42,834	42,910	134,739	134,418

Income before income tax expense	7,316	11,835	10,851	38,617

Income tax expense	1,131	2,705	1,281	9,100

Net income	$6,185	$9,130	$9,570	$29,517

Earnings per share-basic	$0.06	$0.09	$0.09	$0.29
Earnings per share-diluted	$0.06	$0.09	$0.09	$0.29
Weighted average shares outstanding-basic	101,623,160	101,968,294	101,673,619	102,993,215
Weighted average shares outstanding-diluted	101,832,048	102,097,491	101,813,253	103,257,616

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended September 30,
	2024			2023
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,791,131	$97,863	5.00%	$7,763,368	$87,548	4.47%
Securities	1,676,781	12,208	2.90%	1,437,944	8,581	2.37%
Other interest-earning assets	344,560	5,816	6.72%	152,900	2,276	5.91%
Total interest-earning assets	9,812,472	115,887	4.70%	9,354,212	98,405	4.17%
Non-interest-earning assets	870,155			844,884
Total assets	$10,682,627			$10,199,096

Interest-bearing liabilities:
Interest-bearing demand	$1,970,444	$14,581	2.94%	$2,054,464	$10,274	1.98%
Money market accounts	1,250,676	8,256	2.63%	1,049,277	7,763	2.94%
Savings and club deposits	658,628	1,313	0.79%	758,999	691	0.36%
Certificates of deposit	2,589,190	28,046	4.31%	2,296,573	17,190	2.97%
Total interest-bearing deposits	6,468,938	52,196	3.21%	6,159,313	35,918	2.31%
FHLB advances	1,497,580	18,249	4.85%	1,142,484	13,508	4.69%
Notes payable	—	—	—%	29,925	297	3.94%
Junior subordinated debentures	7,028	164	9.28%	7,315	160	8.68%
Other borrowings	217	3	5.50%	—	—	—%
Total borrowings	1,504,825	18,416	4.87%	1,179,724	13,965	4.70%
Total interest-bearing liabilities	7,973,763	$70,612	3.52%	7,339,037	$49,883	2.70%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,411,622			1,498,726
Other non-interest-bearing liabilities	235,990			241,463
Total liabilities	9,621,375			9,079,226
Total stockholders' equity	1,061,252			1,119,870
Total liabilities and stockholders' equity	$10,682,627			$10,199,096

Net interest income		$45,275			$48,522
Interest rate spread			1.18%			1.47%
Net interest-earning assets	$1,838,709			$2,015,175
Net interest margin			1.84%			2.06%
Ratio of interest-earning assets to interest-bearing liabilities	123.06%			127.46%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Nine Months Ended September 30,
	2024			2023
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,789,356	$286,064	4.91%	$7,725,121	$252,026	4.36%
Securities	1,618,319	34,105	2.82%	1,569,999	28,381	2.42%
Other interest-earning assets	370,749	17,631	6.35%	172,151	7,021	5.45%
Total interest-earning assets	9,778,424	337,800	4.61%	9,467,271	287,428	4.06%
Non-interest-earning assets	864,036			835,459
Total assets	$10,642,460			$10,302,730

Interest-bearing liabilities:
Interest-bearing demand	$1,972,520	$41,673	2.82%	$2,244,978	$25,465	1.52%
Money market accounts	1,235,520	25,349	2.74%	894,520	15,334	2.29%
Savings and club deposits	673,930	3,920	0.78%	819,804	1,384	0.23%
Certificates of deposit	2,550,634	79,498	4.16%	2,165,778	39,550	2.44%
Total interest-bearing deposits	6,432,604	150,440	3.12%	6,125,080	81,733	1.78%
FHLB advances	1,507,045	55,316	4.90%	1,254,637	43,806	4.67%
Notes payable	—	—	—%	30,148	895	3.97%
Junior subordinated debentures	7,023	486	9.24%	7,377	457	8.28%
Other borrowings	73	3	5.49%	—	—	—%
Total borrowings	1,514,141	55,805	4.92%	1,292,162	45,158	4.67%
Total interest-bearing liabilities	7,946,745	$206,245	3.47%	7,417,242	$126,891	2.29%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,406,666			1,572,497
Other non-interest-bearing liabilities	243,848			225,629
Total liabilities	9,597,259			9,215,368
Total stockholders' equity	1,045,201			1,087,362
Total liabilities and stockholders' equity	$10,642,460			$10,302,730

Net interest income		$131,555			$160,537
Interest rate spread			1.15%			1.77%
Net interest-earning assets	$1,831,679			$2,050,029
Net interest margin			1.80%			2.27%
Ratio of interest-earning assets to interest-bearing liabilities	123.05%			127.64%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Yield on interest-earning assets:
Loans	5.00%	4.93%	4.79%	4.66%	4.47%
Securities	2.90	2.89	2.65	2.58	2.37
Other interest-earning assets	6.72	6.30	6.06	5.64	5.91
Total interest-earning assets	4.70%	4.64%	4.50%	4.39%	4.17%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	3.21%	3.14%	3.02%	2.76%	2.31%
Total borrowings	4.87	4.92	4.98	4.96	4.70
Total interest-bearing liabilities	3.52%	3.49%	3.38%	3.18%	2.70%

Interest rate spread	1.18%	1.15%	1.12%	1.21%	1.47%
Net interest margin	1.84%	1.81%	1.75%	1.85%	2.06%

Ratio of interest-earning assets to interest-bearing liabilities	123.06%	123.03%	123.06%	125.32%	127.46%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.23%	0.17%	(0.04)%	0.25%	0.36%
Core return on average assets	0.23%	0.20%	0.02%	0.38%	0.36%
Return on average equity	2.32%	1.77%	(0.45)%	2.31%	3.23%
Core return on average equity	2.29%	2.06%	0.18%	3.55%	3.24%
Core return on average tangible equity	2.58%	2.34%	0.20%	3.99%	3.64%
Interest rate spread	1.18%	1.15%	1.12%	1.21%	1.47%
Net interest margin	1.84%	1.81%	1.75%	1.85%	2.06%
Non-interest income to average assets	0.33%	0.35%	0.28%	0.42%	0.33%
Non-interest expense to average assets	1.60%	1.74%	1.74%	1.80%	1.67%
Efficiency ratio	78.95%	86.83%	91.96%	84.82%	75.12%
Core efficiency ratio	79.14%	85.34%	88.39%	76.93%	75.09%
Average interest-earning assets to average interest-bearing liabilities	123.06%	123.03%	123.06%	125.32%	127.46%
Net charge-offs to average outstanding loans	0.14%	0.03%	0.26%	0.01%	0.09%

(1) Ratios are annualized when appropriate.

ASSET QUALITY DATA:
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(Dollars in thousands)

Non-accrual loans	$28,014	$25,281	$22,935	$12,618	$15,150
90+ and still accruing	—	—	—	—	—
Non-performing loans	28,014	25,281	22,935	12,618	15,150
Real estate owned	1,974	1,974	—	—	—
Total non-performing assets	$29,988	$27,255	$22,935	$12,618	$15,150

Non-performing loans to total gross loans	0.36%	0.33%	0.30%	0.16%	0.19%
Non-performing assets to total assets	0.28%	0.25%	0.22%	0.12%	0.15%
Allowance for credit losses on loans ("ACL")	$58,495	$57,062	$55,401	$55,096	$54,113
ACL to total non-performing loans	208.81%	225.71%	241.56%	436.65%	357.18%
ACL to gross loans	0.75%	0.73%	0.71%	0.70%	0.69%

LOAN DATA:
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(In thousands)
Real estate loans:
One-to-four family	$2,737,190	$2,764,177	$2,778,932	$2,792,833	$2,791,939
Multifamily	1,399,000	1,409,316	1,429,369	1,409,187	1,417,233
Commercial real estate	2,312,759	2,316,252	2,318,178	2,377,077	2,374,488
Construction	510,439	462,880	437,566	443,094	390,940
Commercial business loans	586,447	554,768	538,260	533,041	546,750
Consumer loans:
Home equity loans and advances	261,041	260,427	260,786	266,632	267,016
Other consumer loans	2,877	2,689	2,601	2,801	2,586
Total gross loans	7,809,753	7,770,509	7,765,692	7,824,665	7,790,952
Purchased credit deteriorated loans	11,795	12,150	14,945	15,089	15,228
Net deferred loan costs, fees and purchased premiums and discounts	35,642	36,352	34,992	34,783	34,360
Allowance for credit losses	(58,495)	(57,062)	(55,401)	(55,096)	(54,113)
Loans receivable, net	$7,798,695	$7,761,949	$7,760,228	$7,819,441	$7,786,427

CAPITAL RATIOS:
	September 30,	December 31,
	2024 (1)	2023
Company:
Total capital (to risk-weighted assets)	14.37%	14.08%
Tier 1 capital (to risk-weighted assets)	13.59%	13.32%
Common equity tier 1 capital (to risk-weighted assets)	13.50%	13.23%
Tier 1 capital (to adjusted total assets)	10.16%	10.04%

Columbia Bank:
Total capital (to risk-weighted assets)	14.44%	14.02%
Tier 1 capital (to risk-weighted assets)	13.61%	13.22%
Common equity tier 1 capital (to risk-weighted assets)	13.61%	13.22%
Tier 1 capital (to adjusted total assets)	9.62%	9.48%

Freehold Bank:
Total capital (to risk-weighted assets)	25.98%	22.49%
Tier 1 capital (to risk-weighted assets)	25.41%	21.81%
Common equity tier 1 capital (to risk-weighted assets)	25.41%	21.81%
Tier 1 capital (to adjusted total assets)	16.63%	15.27%

(1) Estimated ratios at September 30, 2024

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	September 30,	December 31,
	2024	2023
	(Dollars in thousands)

Total stockholders' equity	$1,079,150	$1,040,335
Less: goodwill	(110,715)	(110,715)
Less: core deposit intangible	(9,496)	(11,155)
Total tangible stockholders' equity	$958,939	$918,465

Shares outstanding	104,725,436	104,918,905

Book value per share	$10.30	$9.92
Tangible book value per share	$9.16	$8.75

Reconciliation of Core Net Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In thousands)

Net income	$6,185	$9,130	$9,570	$29,517
Add: loss on securities transactions, net of tax	—	—	1,130	9,249
Less/add: FDIC special assessment, net of tax	(107)	—	385	—
Add: severance expense from reduction in workforce, net of tax	—	—	67	1,390
Add: merger-related expenses, net of tax	19	11	691	241
Add: litigation expenses, net of tax	—	—	—	262
Core net income	$6,097	$9,141	$11,843	$40,659

Return on Average Assets
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Dollars in thousands)

Net income	$6,185	$9,130	$9,570	$29,517

Average assets	$10,682,627	$10,199,096	$10,642,460	$10,302,730

Return on average assets	0.23%	0.36%	0.12%	0.38%

Core net income	$6,097	$9,141	$11,843	$40,659

Core return on average assets	0.23%	0.36%	0.15%	0.53%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Dollars in thousands)

Total average stockholders' equity	$1,061,252	$1,119,870	$1,045,201	$1,087,362
Add: loss on securities transactions, net of tax	—	—	1,130	9,249
Less/add: FDIC special assessment, net of tax	(107)	—	385	—
Add: severance expense from reduction in workforce, net of tax	—	—	67	1,390
Add: merger-related expenses, net of tax	19	11	691	241
Add: litigation expenses, net of tax	—	—	—	262
Core average stockholders' equity	$1,061,164	$1,119,881	$1,047,474	$1,098,504

Return on average equity	2.32%	3.23%	1.22%	3.63%

Core return on core average equity	2.29%	3.24%	1.51%	4.95%

Return on Average Tangible Equity
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Dollars in thousands)

Total average stockholders' equity	$1,061,252	$1,119,870	$1,045,201	$1,087,362
Less: average goodwill	(110,715)	(110,715)	(110,715)	(110,715)
Less: average core deposit intangible	(9,842)	(12,109)	(10,391)	(12,989)
Total average tangible stockholders' equity	$940,695	$997,046	$924,095	$963,658

Core return on average tangible equity	2.58%	3.64%	1.71%	5.64%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Dollars in thousands)

Net interest income	$45,275	$48,522	$131,555	$160,537
Non-interest income	8,978	8,602	25,610	16,130
Total income	$54,253	$57,124	$157,165	$176,667

Non-interest expense	$42,834	$42,910	$134,739	$134,418

Efficiency ratio	78.95%	75.12%	85.73%	76.09%

Non-interest income	$8,978	$8,602	$25,610	$16,130
Add: loss on securities transactions	—	—	1,256	10,847
Core non-interest income	$8,978	$8,602	$26,866	$26,977

Non-interest expense	$42,834	$42,910	$134,739	$134,418
Add/less: FDIC special assessment, net	126	—	(439)	—
Less: severance expense from reduction in workforce	—	—	(74)	(1,605)
Less: merger-related expenses	(23)	(14)	(737)	(280)
Less: litigation expenses	—	—	—	(317)
Core non-interest expense	$42,937	$42,896	$133,489	$132,216

Core efficiency ratio	79.14%	75.09%	84.26%	70.51%